Exhibit 33.1

Report of Management Assessment on Compliance with SEC Regulation AB Servicing Criteria

January 25, 2013

We, as members of management of TD Auto Finance LLC (the “Company”) are responsible for complying with the requirements of Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB (“Regulation AB”). We also are responsible for establishing and maintaining effective internal control over compliance with Item 1122 (d) of Regulation AB. We have performed an evaluation of the Company’s compliance with the requirements of Item 1122 (d) of Regulation AB, including those described below, as of October 31, 2012 and for the year then ended. Based on this evaluation, we assert that for the year ended October 31, 2012, the Company complied with the following requirements of Item 1122 (d) of Regulation AB:

1.	The Company is responsible for assessing compliance with the servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as of and for the year then ended October 31, 2012 as set forth in Appendix A, hereto. The transactions covered in this report include publicly and privately issued asset-backed securities transactions involving United States consumer automotive retail installment sales contracts for which the Company acts as servicer (the “Platform”);

2.	The Company has engaged certain third parties to perform all or a portion of certain servicing criteria set forth in paragraph (d) of Item 1122 of Regulation AB. In each such case, for servicing criteria 1122(d)(2)(i), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(vii) the Company has engaged certain vendors to perform activities required by these servicing criteria. The Company has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to these vendors as permitted by the Interpretation 17.06;

3.	Except as set forth in paragraph 4 below, the Company used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.	The criteria listed in the column titled “Inapplicable Servicing Criteria” on Appendix A hereto are inapplicable to the Company based on the activities it performs with respect to the Platform;

5.	The Company has complied, in all material respects, with the applicable servicing criteria as of October 31, 2012 and for the year then end with respect to the Platform taken as a whole; and

6.	Ernst & Young LLP, a registered independent public accounting firm, has issued an attestation report on the Company’s assessment of compliance with the applicable servicing criteria as of October 31, 2012 and for the year then ended.

TD Auto Finance LLC

/s/ Mark Davis
Mark Davis, Assistant Controller, Financial Reporting & Accounting

/s/ Margaret Cole
Margaret Cole, Treasury Officer

Appendix A

Servicing Criteria		Applicable Servicing Criteria		Inapplicable Servicing Criteria
Reference	Criteria	Performed Directly by TDAF	Performed by Vendor(s) for which TDAF is the Responsible Party	NOT performed by TDAF or by Subservicer(s) or vendor(s) retained by TDAF

Item 1122(d)(1) - General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements	X

1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities	X

1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained	X

1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements			X

Item 1122(d)(2) - Cash Collection and Administration

1122(d)(2)(i)	Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days of receipt, or such other number of days specified in the transaction agreements	X	X

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel	X

1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements			X

1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements	X

1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of § 240.13k1(b)(1) of this chapter	X

1122(d)(2)(vi)	Unissued checks are safeguarded to prevent unauthorized access			X

1122(d)(2)(vii)

Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations:

(A) Are mathematically accurate;

(B) Are prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements;

(C) Are reviewed and approved by someone other than the person who prepared the reconciliation; and

(D) Contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

X

Item 1122(d)(3) - Investor Remittances and Reporting

1122(d)(3)(i)

Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

(A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements;

(B) Provide information calculated in accordance with the terms specified in the transaction agreements;

(C) Are filed with the Commission as required by its rules and regulations; and

(D) Agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

X

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements	X

1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements	X

1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements	X

Item 1122(d)(4) - Pool Asset Administration

1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents	X	X

1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X	X

1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements	X

1122(d)(4)(iv)	Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the applicable servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents	X

1122(d)(4)(v)	The servicer’s records regarding pool assets agree with its records with respect to an obligor’s unpaid principal balance	X

1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents	X

1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements	X	X

1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment)	X

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents			X

1122(d)(4)(x)

Regarding any funds held in trust for an obligor (such as escrow accounts):

(A) Such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements;

X

(B) Interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and

(C) Such funds are returned to the obligor within 30 calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements

1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements		X

1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission		X

1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements		X

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements	X

1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of this Regulation AB, is maintained as set forth in the transaction agreements	X